                                 EXHIBIT 14(a)

                                                                EXHIBIT 14(a)



Internal Revenue Service                             Department of the Treasury
Plan Name: Standardized Retirement Plan
FFN: 50270940001-001 Case: 8531760 EIN: 39-1126614   Washington, DC  20224
BPD: 01  Plan: 001  Letter Serial No: C225498a
                                                     Person to Contact: Ms. Wiggins

     Sentry Equity Services Inc.                     Telephone Number: (202) 535-4972

     1800 North Point Drive                          Refer Reply to: OP:E:EP:RQ:2:8

     Stevens Point WI  54481                         Date: 04/25/86

Dear Applicant:

In our opinion, the form of the plan identified above is acceptable under section 401 of the Internal Revenue Code for use by employers for the benefit of their employees. This opinion relates only to the acceptability of the form of the plan under the Internal Revenue Code. It is not an opinion of the effect of other Federal or local statutes.

We have determined that the related trust or custodial account under this master plan is exempt from income tax under Code section 501(a).

You must furnish a copy of this letter to each employer who adopts this plan. You are also required to send a copy of the approved form of the plan and related documents to each Key District Director of Internal Revenue Service in whose jurisdiction there are adopting employers.

Our opinion on the acceptability of the form of the plan is not a ruling or determination as to whether an employer's plan qualifies under Code section 401(a). An employer who adopts this plan will be considered to have a plan qualified under Code section 401(a) provided all the terms of the plan are followed, and the eligibility requirements and contribution or benefit provisions are not more favorable for officers, owners, or highly compensated employees than for other employees. Except as stated below, the Key District Director will not issue a termination letter with regard to this plan.

Our opinion does not apply to the form of the plan for purposes of Code section 401(a)(16) if: (1) an employer ever maintained another qualified plan for one or more employees who are covered by this plan, other than a specified paired plan within the meaning of section 7 of Rev. Proc. 84-23, 1984-1 C.B. 457; or
(2) after December 31, 1985, the employer maintains a welfare benefit fund defined in Code section 419(e), which provides postretirement medical benefits allocated to separate accounts for key employees as defined in Code section 419A(d)(3). In such situations, the employer should request a determination as to whether the plan, considered with all related qualified plans and, if appropriate, welfare benefit funds, satisfies the requirements of Code section 401(a)(16) as to limitations on benefits and contributions in Code section 415.

This letter does not express an opinion as to whether the form of the plan provides that alternative forms of benefit are made available to participants in a manner that precludes employer discretion.

An adopting employer may not rely on this opinion letter either: (1) to extend the remedial amendment period under section 401(b) of the Code and regulations thereunder (such period being applicable to the Tax Equity and Fiscal Responsibility Act of 1982 (TEFRA) (P.L. 97-248), or (2) to effect retroactive amendments for TEFRA, the Deficit Reduction Act (P.L. 98-369), or the Retirement Equity Act (P.L. 98-397), pursuant to section 12 of Rev. Proc. 84-23, 1984-1 C.B. 457.

If you have any questions concerning the IRS processing of this case, please call the above telephone number. If you write, please provide your telephone number and the most convenient time for us to call in case we need more information. Whether you call or write, please refer to the Letter Serial Number and File Folder Number shown in the heading of this letter.

Please advise those adopting the plan to contact you if they have any questions about the operation of the plan.

You should keep this letter as a permanent record. Please notify us if you modify or discontinue sponsorship of this plan.

                       Sincerely yours,

                      [sig]/

                       Chief, Employee Plans Rulings and Qualifications Branch

                               Adoption Agreement
                                     Under
              Sentry Equity Services Standardized Retirement Plan

The undersigned Employer hereby certifies that it is eligible to become a participating Employer under the Sentry Equity Services Standardized Retirement Plan annexed hereto, which Plan is made a part hereof as fully as if set forth herein, and that the undersigned has (have) full authority to enter into and adopt the Plan on behalf of the Employer executing this Adoption Agreement.
The Employer's participation under the Plan shall be subject to all the terms set forth therein and in this Adoption Agreement.

1. Name of Employer _______________________

2. Social Security or Identification Number _____________________

3. Address of Employer __________________________________________

   _____________________________________ Zip Code _______________

4. Business of Employer _________________________

5. Form of Entity (Sole Proprietorship, Partnership or
   Corporation) _______________________________________

6. Effective Date _____________________________________

7. Each Employee will be eligible to participate in the Plan in accordance with
   Article III of the Plan, except the following:

   (  ) Employees who have not attained the age of _____ (cannot exceed 20-1/2).

   ( ) Employees who have not completed ____ year(s) of service (cannot exceed 6 months unless the Plan provides a nonforfeitable right to 100% of the Participant's account balance derived from Employer contributions after not more than 2-1/2 years of service in which case up to 2-1/2 years is permissible. If the year(s) of service selected is or includes a fractional year, an Employee will not be required to complete any specified number of hours of service to receive credit for such fractional year.)

     ( ) Employees who are nonresident aliens and who receive no earned income from the Employer which constitutes income from sources within the United States.

     For purposes of this section, the term "Employee" shall include all Employees of this Employer or any Employer aggregated with this Employer under section 414(b), (c), or (m) and individuals required to be considered Employees of any such Employer under section 414(n).

8. Normal Retirement Age shall be the later of the Participant's attainment of age 65 or the 10th anniversary of the day the Participant began participation.

9. Employer Contributions. Subject to the provisions of Article IV of the Plan, for the first Plan Year under the Plan and for each Plan Year thereafter (Fill in chosen percentage).

A.   Pension Formula.  The Employer shall contribute:


     On behalf of each Participant (as defined in the Plan) who is a Participant in the Plan for such year, an amount equal to ___% (amount must not exceed 25%) of his compensation as defined in the Plan from the Employer's trade or business as set forth above, but not more than $30,000;

B.   Compensation will mean all of each Participant's

     ( ) earnings for the taxable year ending with or within the Plan Year which are subject to tax under section 3101(a) of the Internal Revenue Code without the dollar limitation of Section 3121(a) but not including deferred compensation other than contributions through a salary reduction agreement to a cash or deferred Plan under section 401(k) or to a tax deferred annuity under section 403(b).

     (  ) W-2 earnings for the taxable year ending with or within the Plan Year

     ( ) Compensation (as that term is defined for section 415 purposes) for the limitation year ending with or within the Plan Year which is

     (  ) actually paid, or
     (  ) accrued

     within such year.

     For any Plan Year, only the first $200,000 (or such larger amount as may be prescribed by the Secretary or his delegate) of a Participant's annual compensation shall be taken into account for purposes of determining Employer contributions under the Plan.

     C. Payment Basis

     (  ) Quarterly  (  ) Semi-Annual  (  ) Annual

10. The survivor's annuity will be ___% (not less than 50 nor greater than 100) of the amount of the annuity payable during the joint lives of the Participant and the spouse.

11. If you maintain or ever maintained another qualified Plan in which any Participant in this Plan is (or was) a Participant or could possibly become a Participant, you must complete this section.

     A. If the Participant is covered under another qualified defined contribution Plan maintained by the Employer, other than a master or prototype Plan:

     ( ) The provisions of section 6 through 11 of Article V will apply as if the other Plan were a master or prototype Plan.

     ( ) (Provide the method under which the Plans will limit total annual additions to the maximum permissible amount, and will properly reduce any excess amounts, in a manner that precludes Employer discretion.)


     _________________________________________________________________________
     _________________________________________________________________________
     _________________________________________________________________________

     B. If the Participant is or has ever been a Participant in a defined benefit Plan maintained by the Employer:

     _____________________________
     _____________________________
     _____________________________


12. The limitation year is the following 12 consecutive month period:_________.

13. The optional retirement date provision of Article IV(5) of the Plan is elected (  )
       is not elected (  )

The Plan excludes those Employees who are included in a unit of Employees covered by a collective bargaining agreement between the Employer and Employee representatives, if retirement benefits were the subject of good faith bargaining. For this purpose, the term "Employee representatives" does not include any organization more than half of whose members are Employees who are owners, officers, or executives of the Employer.

14. The adopting Employer may amend the Plan by adding overriding Plan provisions in this Adoption Agreement in the event of a waiver of the minimum funding deficiency.

______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________


By signing this Adoption Agreement, the Employer represents:
That neither Sentry nor the Custodian has any authority to answer legal questions or make computations involved in the administration of the Plans (for this reason it is particularly advisable to have consulted counsel before adopting the Plan) and that the Employer will file with the Employer's Federal Income Tax Returns all information required by applicable Treasury Department Regulations.

The elections under this Adoption Agreement may be changed by the Employer from time to time by a written instrument signed by the Employer, but such right may be exercised only once in each Plan Year. Sentry shall have the right to amend the Plan from time to time as it may deem necessary or advisable, and by executing the Adoption Agreement the Employer and the

Custodian give their consent to any such amendment by Sentry. No amendment shall increase or alter the duties of the Custodian except with its written consent nor deprive any Participant of any vested interest hereunder.

The Employer acknowledges that the employer and each Participant has received a current prospectus of Sentry Fund, Inc. and Sentry Cash Management Fund, Inc. Each Participant who has made or shall hereafter make a contribution on his own behalf shall receive a then current prospectus of Sentry Fund, Inc., and Sentry Cash Management Fund, Inc. as required by the Plan.

Upon execution of the Adoption Agreement by an Employer the Plan shall be effective with respect to that Employer as of the Effective Date specified herein provided the Custodian shall thereafter execute this Adoption Agreement to signify its acceptance of the Custodianship created herein with respect to the Employer.

An Employer who has ever maintained or who later adopts any Plan (including, after December 31, 1985, a welfare benefit fund, as defined in section 419(e) of the Code, which provides post-retirement medical benefits allocated to separate accounts for key Employees, as defined in section 419A(d)(3)) in addition to this Plan may not rely on the opinion letter issued by the National Office of the Internal Revenue Service as evidence that this Plan is qualified under section 401 of the Internal Revenue Code. If the Employer who adopts or maintains multiple Plans wishes to obtain reliance that his or her Plan(s) are qualified, application for a determination letter should be made to the appropriate Key District Director of Internal Revenue.

This Adoption Agreement may be used only in conjunction with basic Plan document #_____.

By such acceptance, the Custodian agrees that all contributions to the Custodial Accounts are to be invested in Investment Company Shares, except that as provided in Section 6 of Article IV of the Plan they may be held by Sentry in a special customer bank account until the minimum for investment is attained. Dividends and capital gains are also to be reinvested in Investment Company Shares. The purchase of such shares is to be made through Sentry.

The terms defined in the Plan shall have the same meaning in this Agreement. When necessary to the meaning hereof, either the masculine or the neuter pronoun shall be deemed to include the masculine, feminine and the neuter, and the singular shall be deemed to include the plural.

IMPORTANT NOTE: The Employer's attorney shall be consulted prior to the adoption of this Plan. The signer hereof hereby certifies that the Employer's attorney has reviewed the Plan and the Employer has adopted the Plan with his approval.

Executed at __________________ this __ day of ______, 19___.

__________________________         __________________________
Witness                                       (Employer)


                                   By: _______________________


                                   By:________________________




ACCEPTED at Milwaukee, Wisconsin this ___ day of ______, 19__.

                            M&I Marshall and Ilsley Bank, Custodian

                                        By:________________________
                                             (Please show title)

                             SENTRY EQUITY SERVICES

              STANDARDIZED RETIREMENT PLAN AND CUSTODIAL AGREEMENT


                              TERMS AND CONDITIONS

ARTICLE I - ESTABLISHMENT OF PLAN

1. The Employer hereunder is engaged in the business set forth in the attached Adoption Agreement. The Employer, by execution of the Adoption
   Agreement, has adopted the Sentry Equity Services Standardized Retirement Plan to provide retirement benefits for its Employees.

2. The Adoption Agreement, Plan and Custodial Agreement and amendments thereto constitute the Employer's entire retirement plan.

ARTICLE II - DEFINITIONS

   As used in this Plan, the following terms shall have the meaning hereinafter set forth, unless a different meaning is plainly required by the context:

1. "Adoption Agreement" shall mean the document by which the Plan and Custodial Agreement is adopted by the Employer, and upon such adoption, this document shall be incorporated into the Plan and Custodial Agreement by reference.

2. "Custodial Agreement" shall mean the agreement entered into pursuant to
   Article IX of this Plan and "Custodian" shall refer to the custodian under such agreement, as well as any successor thereto.

3. "Disability" means inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. The permanence and degree of such impairment shall be supported by medical evidence.

4. "Earned Income" shall refer to net earnings from self-employment in the trade or business with respect to which the Plan is established, for which personal services of the individual are a material income-producing factor. Net earnings will be determined without regard to items not included in gross income and the deductions allocable to such items. Net earnings are reduced by contributions by the Employer to a qualified plan to the extent deductible under section 404 of the Code.

5. "Employee" shall refer to any person employed by the Employer including Owner-Employees and Self-Employed Individuals, unless otherwise indicated to the contrary.

6. "Employer" shall refer to the Employer that adopts this Plan, and all members of a controlled group of corporations (as defined in section 414(b) of the Internal Revenue Code), all commonly controlled trades or businesses (as defined in section 414(c)) or affiliated service groups (as defined in section 414(m)) of which the adopting Employer is a part.

7. "Hour of Service" shall refer to:

   (A) Each hour for which an Employee is paid, or entitled to payment, for the performance of duties for the Employer. These hours shall be credited to the Employee for the computation period in which the duties are performed, and

   (B) Each hour for which an Employee is paid, or entitled to payment, by the Employer on account of a period of time during which no duties are performed, (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence. No more than 501 Hours of Service shall be credited under this paragraph for any single continuous period (whether or not such period occurs in a single computation period). Hours under this paragraph shall be calculated and credited pursuant to section 25.30.200b-2 of the Department of Labor Regulations which are incorporated herein by this reference, and

   (C) Each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Employer. The same Hours of Service shall not be credited both under paragraph (A) or paragraph (B), as the case may be, and under this paragraph (C). These hours shall be credited to the Employee for the computation period or periods to which the award or agreement pertains rather than the computation period in which the award, agreement or payment is made.

   (D) Hours of Service shall be determined on the basis of actual hours for which an Employee is paid or entitled to payment.

   Hours of Service will be credited for employment with other members of an affiliated service group (under section 414(m)), a controlled group of corporations (under section 414(b)), or a group of trades or businesses under common control (under section 414(c)), of which the adopting Employer is a member.

     Hours of Service will also be credited for any individual considered an Employee for purposes of this Plan under section 414(n).

     Solely for purposes of determining whether a break in service, as defined in Article III, for participation and vesting purposes has occurred in a computation period, an individual who is absent from work for maternity or paternity reasons shall receive credit for the Hours of Service which would otherwise have been credited to such individual but for such absence, or in any case in which such hours cannot be determined, 8 Hours of Service per day of such absence. For purposes of this paragraph, an absence for maternity or paternity reasons means an absence (1) by reason of the pregnancy of the individual, (2) by reason of a birth of a child of the individual, (3) by reason of the placement of a child with the individual in connection with the adoption of such child by such individual, or (4) for purposes of caring for such child for a period beginning immediately following such birth or placement. The Hours of Service credited under this paragraph shall be credited (1) in the computation period in which the absence begins if the crediting is necessary to prevent a break in service in that period, or (2) in all other cases, in the following computation period.

8. "Investment Company Shares" shall mean the shares of Sentry Fund, Inc., or Sentry Cash Management Fund, Inc., which are Maryland corporations.

9. "Owner-Employee" shall refer to a sole proprietor if the Employer is a sole proprietorship; or, a partner who owns more than ten percent (10%) of either capital interest or the profit interest if the Employer is a partnership.

10. "Participant" shall refer to any Employee who meets the eligibility requirements of the Plan and participates in this Plan.

11. "Participant's Account" shall refer to the account created and maintained by the Employer for each Participant under the Plan.

12. "Plan Year" shall refer to the calendar year unless some other 12 consecutive month period is elected in writing by the Employer.

13. "Self-Employed Individual" means an individual who has earned income for the taxable year from the trade or business for which the Plan is established; also, an individual who would have had earned income but for the fact that the trade or business had no net profits for the taxable year.

14. "Year of Service" shall refer to a 12-consecutive month period (computation period) during which the Employee completes at least 1,000 Hours of Service. The eligibility computation period is the 12-consecutive month period beginning with the day the Employee first performs an Hour of Service for the Employer and each anniversary thereof.

15. "Account(s)" shall mean an account(s) established on behalf of a Participant for the purpose of holding shares of Sentry Fund, Inc. or Sentry Cash Management Fund, Inc.

16. "Sentry" shall mean Sentry Equity Services, Inc.

17. "Normal Retirement Age" shall be the later of the Participant's attainment of age 65 or the 10th anniversary of the day the Participant began participation. The participation commencement date is the first date of the first Plan Year in which the Participant commenced participation in the Plan.

ARTICLE III - ELIGIBILITY

1. Each Employee shall become a Participant on the first day of the first Plan Year provided that he has then completed the period of service set forth in the Adoption Agreement. If the Employee has not completed the service requirement set forth in the Adoption Agreement, then he shall become a Participant on the anniversary date of the Plan next following the date in which such individual satisfies the number of Years of Service eligibility requirement selected by the Employer in the Adoption Agreement.

2. In computing an individual's Years of Service for purposes of this Article, if any Employee has any 1-year break in service before meeting the eligibility requirements set out in the Adoption Agreement, service before such break shall not be taken into account under the Plan. An individual incurs a break in service in any year in which he does not complete more than 500 Hours of Service. The 12-consecutive month period used to determine whether the individual has had such a break in service shall coincide with the 12-consecutive month period used to determine whether the Employee has completed a Year of Service.

3. In any case in which the Employer maintains a plan of a predecessor employer, service for such predecessor shall be treated as service for the Employer.

ARTICLE IV - CONTRIBUTIONS

1. Employer Contributions.

   For each Plan Year beginning on the date set forth in the Adoption Agreement and for each year thereafter, the Employer shall contribute in cash on the basis of one of the formula as elected by the Employer in the Adoption Agreement.

   Such contributions shall be made for the account of each Participant with respect to his Earned Income or Compensation beginning on the date he became a Participant and continuing until his actual termination of employment with the Employer.

2. Voluntary Contributions by Participants.

   a. Nondeductible Contributions

   A Participant may voluntarily contribute a nondeductible amount not to exceed ten (10%) percent of the Participant's aggregate compensation for all years since becoming a Plan Participant under this and all other qualified plans of the Employer. A separate account will be maintained by the Trustee for the nondeductible Employee contributions of each Participant.

   A Participant shall be entitled to withdraw the value of his or her voluntary contributions at any time with the consent of his or her spouse, upon thirty (30) days' notice from the Employer to the Custodian. In no case shall a Participant withdraw more than the amount of such contributions.

   If a Participant makes a voluntary contribution (deductible or nondeductible), the Employer agrees to promptly furnish him with a current Prospectus of Sentry Fund, Inc. or Sentry Cash Management Fund, Inc.

   b. Deductible Contributions

   A Participant may elect to make a voluntary deductible employee contribution to the Plan. Such Voluntary Deductible Employee Contribution may not exceed the lesser of $2,000, or 100% of Compensation for the taxable year for which the contribution is made. Compensation for this purpose means all wages, salaries, earned income and other amounts received or derived from personal services actually rendered and includible in gross income, but does not include amounts derived from or received as earnings or profits from property or amounts received as a pension or annuity or as deferred compensation.
   This limitation applies to all Deductible Employee Contributions made for any taxable year to all qualified retirement plans maintained by the Employer. A separate account will be established for such contributions which will be nonforfeitable at all times.

No distribution shall be permitted from a Participant's Voluntary Deductible Employee Contribution prior to the time such Participant attains age 59 1/2, except in the case of the Participant's death, early retirement due to disability, termination of employment or termination of the Plan. All Voluntary Deductible Employee Contributions and earnings thereon shall be fully vested at all times.

The following conditions also apply to such contributions:

     (i) A Voluntary Deductible Employee Contribution will be considered contributed for the calendar year in which it is actually made. However, if the Participant makes the contribution on or before April 15, he or she may notify the Employer at the time the contribution is made that it is made for the preceding calendar year. A Voluntary Deductible Employee Contribution may only be made for a calendar year in which the Participant was employed by the Employer.

     (ii) The Employer will not accept Voluntary Deductible Employee Contributions which exceed the limitation described above.

     (iii) Any voluntary contribution made by the Participant will be treated as a deductible Employee contribution unless the Participant had designated by April 15 of the calendar year following the year for which the contribution is made that it is nondeductible.

     (iv) No contributions will be accepted for the Voluntary Deductible Contribution account if the Employee will have attained age 70 1/2 by the end of the taxable year for which the contribution is made.

     (v) No part of the Voluntary Deductible Contributions account will be used to purchase life insurance.

     (vi) The Plan will accept accumulated Voluntary Deductible Employee Contributions (as defined in section 72(o)(5) of the Internal Revenue Code) that were distributed from a qualified retirement plan and rolled over pursuant to sections 402(a)(5), 402(a)(7), 403(a)(4), or 408(d)(3) of the Code. The rolled over amount will be added to the Voluntary Deductible Contributions account but will not be taken into account in applying the limitations on Voluntary Deductible Contributions to this Plan. The Plan will not accept rollovers of accumulated Deductible Employee Contributions from a plan under which the Employee was covered as a self-employed individual as described in section 401(c)(1) of the Code.

     The Participant may withdraw any part of the Voluntary Deductible Employee Contributions account by making a written application to the Employer.

     However, if at the time the distribution is received the Participant has not attained age 59 1/2 and is not disabled, the Participant will be subject to a federal income tax penalty unless the distribution is rolled over to a qualified plan or individual retirement plan within 60 days of the date of distribution.

3. Participant's Accounts.

   All contributions made by or on behalf of each Participant, and all investments made with such contributions and the earnings thereon, shall be credited to separate Participants' Accounts maintained for each Participant by the Custodian under the Plan not later than as of the last day of the Plan Year. Such Participants' Accounts shall be adjusted, as of the last day of the Plan Year, on a pro rata basis in accordance with the valuation at fair market value of the securities held by the Custodian on the inventory date, which shall be the last day of the Plan Year. Within fifteen (15) days after receipt of the Custodian's report with respect to each Plan Year, the Employer will furnish each Participant a statement of the amount credited to his Accounts at the end of such year.

   A Participant's interest in all contributions and other amounts held for his benefit shall immediately become and at all times remain fully vested and nonforfeitable, and there shall be no assignment of the interest of any Participant prior to the actual distribution thereof.

4. A Participant must share in Employer contributions regardless of whether he or she is employed on the allocation date, if that Participant has 1,000 Hours of Service during the Plan Year.

5. With the consent of his Employer, a Participant may continue his employment after his Normal Retirement Age and contributions shall continue to be made for the Participant in accordance with the Plan until his actual retirement but his actual retirement must occur before attainment of age 70 1/2 years. Such consent shall be exercised by the Employer in a nondiscriminatory manner. The Employer may elect to have an optional retirement date in section 13 of the Adoption Agreement.

6. Notwithstanding the foregoing, all contributions, including voluntary contributions, are to be transmitted by the Employer to the Custodian, and each such transmittal shall equal the appropriate minimum for investment in Investment Company Shares: Such minimum applicable for the Sentry Fund, Inc., will be $60 if on a quarterly payment basis; $120 if on a semi-annual payment basis; or $240, if on an annual payment basis.
   Such minimum applicable for the Sentry Cash Management Fund, Inc. will be $100 per subsequent payment. If a transmittal does not equal the applicable minimum, it will be forwarded by the Custodian to Sentry Equity Services, Inc. for retention for the Employer in a special customer bank account until such time as a subsequent transmittal from the Employer results in the minimum for investment being attained.

7. Any determination or consent made, given or withheld by the Employer will be done in a uniform and non-discriminatory manner.

8. Any contribution made by the Employer because of a mistake of fact may be returned to the Employer within one year of the contribution.

   Any contribution made by the Employer that is conditional on the Plan's initial qualification under the Internal Revenue Code may be returned to the Employer within one year after the date the initial qualification is denied.

   Any contribution made by the Employer that is conditioned on the deductibility of the amount under Section 404 of the Internal Revenue Code may be returned to the Employer, to the extent of the amount disallowed within one year after the disallowance of the deduction.

ARTICLE V - LIMITATION ON ALLOCATIONS

1. Employer contributions on behalf of any Participant shall not exceed for any taxable year the lesser of $30,000 or 25% of such individual's Compensation for such year.

2. If the Participant does not participate in, and has never participated in another qualified plan or a welfare benefit fund, as defined in section 419(e) of the Code, maintained by the adopting Employer, the amount of annual additions which may be credited to the Participant's account for any limitation year will not exceed the lesser of the maximum permissible amount or any other limitation contained in this Plan. If the Employer contribution that would otherwise be contributed or allocated to the Participant's account would cause the annual additions for the limitation year to exceed the maximum permissible amount, the amount contributed or allocated will be reduced so that the annual additions for the limitation year will equal the maximum permissible amount.

3. Prior to determining the Participant's actual Compensation for the limitation year, the Employer may determine the maximum permissible amount for a Participant on the basis of a reasonable estimation of the Participant's Compensation for the limitation year, uniformly determined for all Participants similarly situated.

4. As soon as is administratively feasible after the end of the limitation year, the maximum permissible amount for the limitation year will be determined on the basis of the Participant's actual Compensation for the limitation year.

5. If there is an excess amount the excess will be disposed of as follows:

   (A) Any nondeductible voluntary Employee contributions, to the extent they would reduce the excess amount, will be returned to the Participant;

   (B) If after the application of paragraph (A) an excess amount still exists, and the Participant is covered by the Plan at the end of the limitation year, the excess amount in the Participant's account will be used to reduce Employer contributions (including any allocation of forfeitures) for such Participant in the next limitation year, and each succeeding limitation year if necessary.

   (C) If after the application of paragraph (A) an excess amount still exists, and the Participant is not covered by the Plan at the end of the limitation year, the excess amount will be held unallocated in a suspense account. The suspense account will be applied to reduce future Employer contributions (including allocation of any forfeitures) for all remaining Participants in the next limitation year, and each succeeding limitation year if necessary;

   (D) If a suspense account is in existence at any time during the limitation year pursuant to this section, it will not participate in the allocation of the trust's investment gains and losses.

6. This section applies if, in addition to this Plan, the Participant is covered under another qualified master or prototype defined contribution plan or a welfare benefit fund, as defined in section 419(e) of the Code, maintained by the Employer during any limitation year. The annual additions which may be credited to a Participant's account under this Plan for any such limitation year will not exceed the maximum permissible amount reduced by the annual additions credited to a Participant's account under the other plans and welfare benefit funds for the same limitation year. If the annual additions with respect to the Participant under other defined contribution plans and welfare benefit funds maintained by the Employer are less than the maximum permissible amount and the Employer contribution that would otherwise be contributed or allocated to the Participant's account under this Plan would cause the annual additions for the limitation year to exceed this limitation, the amount contributed or allocated will be reduced so that the annual additions under all such plans and funds for the limitation year will equal the maximum permissible amount. If the annual additions with respect to the Participant under such other defined contribution plans and welfare benefit funds in the aggregate are equal to or greater than the maximum permissible amount, no amount will be contributed or allocated to the Participant's account under this Plan for the limitation year.

7. Prior to determining the Participant's actual Compensation for the limitation year, the Employer may determine the maximum permissible amount for a Participant in the manner described in subsection 3.

8. As soon as is administratively feasible after the end of the limitation year, the maximum permissible amount for the limitation year will be determined on the basis of the Participant's actual Compensation for the limitation year.

9. If, pursuant to subsection 8, a Participant's annual additions under this Plan and such other plans would result in an excess amount for a limitation year, the excess amount will be deemed to consist of the annual additions last allocated except that annual additions attributable to a welfare benefit fund will be deemed to have been allocated first regardless of the actual allocation date.

10. If an excess amount was allocated to a Participant on an allocation date of this Plan which coincides with an allocation date of another plan, the excess amount attributed to this Plan will be the product of:

    (A) the total excess amount allocated as of such date, times

    (B) the ratio of (a) the annual additions allocated to the Participant for the limitation year as of such date to this Plan to (b) the total annual additions allocated to the Participant for the limitation year as of such date under this and all the other qualified master or prototype defined contribution plans.

11. Any excess amount attributed to this Plan will be disposed of in the manner described in subsection 5.

12. If the Participant is covered under another qualified defined contribution plan maintained by the Employer which is not a master or prototype plan, annual additions which may be credited to the Participant's account under this Plan for any limitation year will be limited in accordance with subsections 6 through 11 as though the other plan were a master or prototype plan unless the Employer provides other limitations in section 11 of the Adoption Agreement.

13. If the Employer maintains, or at any time maintained, a qualified defined benefit plan covering any Participant in this Plan, the sum of the Participant's defined benefit plan fraction and defined contribution plan fraction will not exceed 1.0 in any limitation year. The annual additions which may be credited to the Participant's account under this Plan for any limitation year will be limited in accordance with section 11 of the Adoption Agreement.

14. (Definitions) For purposes of this Article, the following terms shall be defined as follows:

     (A) Annual Addition - the sum of the following amounts credited to a Participant's account for the limitation year: (a) Employer contributions; (b) forfeitures; and (c) the lesser of (i) one-half of the nondeductible Employee contributions, or (ii) the nondeductible Employee contributions in excess of 6 percent of the Participant's Compensation for the limitation year.

For this purpose, any excess amount applied under subsection 5 or 11 in this limitation year to reduce Employer contributions will be considered annual additions for such limitation year.

Amounts allocated, after March 31, 1984, to an individual medical account, as defined in section 415(1)(2) of the Code, which is part of a defined benefit plan maintained by the Employer, are treated as annual additions to a defined contribution plan. Also, amounts derived from contributions paid or accrued after December 31, 1985, in taxable years ending after such date, which are attributable to post-retirement medical benefits allocated to the separate account of a key employee, as defined in section 419A(d)(3), under a welfare benefit fund, as defined in section 419(e), maintained by the Employer, are treated as annual additions to a defined contribution plan.

     (B) Compensation - A Participant's earned income, wages, salaries, and fees for professional services and other amounts received for personal services actually rendered in the course of employment with the Employer maintaining the Plan (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips and bonuses), and excluding the following:

          (a) Employer contributions to a plan of deferred compensation which are not includible in the Employee's gross income for the taxable year in which contributed, or Employer contributions under a simplified Employee pension plan to the extent such contributions are deductible by the Employee, or any distributions from a plan of deferred compensation;

          (b) Amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

          (c) Amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and

          (d) Other amounts which received special tax benefits or contributions made by the Employer (whether or not under a salary reduction agreement) towards the purchase of an annuity described in section 403(b) of the Internal Revenue Code (whether or not the amounts are actually excludable from the gross income of the Employee).

     For purposes of applying the limitations of this Article, Compensation for a limitation year is the compensation actually paid or includible in gross income during such year.

     (C) Defined benefit fraction - A fraction, the numerator of which is the sum of the Participant's projected annual benefits under all the defined benefit plans (whether or not terminated) maintained by the Employer, and the denominator of which is the lesser of 125 percent of the dollar limitation in effect for the limitation year under section 415(b)(1)(A) of the Internal Revenue Code or 140 percent of the highest average Compensation.

         Notwithstanding the above, if the Participant was a Participant in one or more defined benefit plans maintained by the Employer which were in existence on July 1, 1982, the denominator of this fraction will not be less than 125 percent of the sum of the annual benefits under such plans which the Participant had accrued as of the later of September 30, 1983, or the end of the last limitation year beginning before January 1, 1983. The preceding sentence applies only if the defined benefit plans individually and in the aggregate satisfied the requirements of section 415 as in effect at the end of the 1982 limitation year. For purposes of this paragraph, a master or prototype plan with an opinion letter issued before January 1, 1983, which was adopted by the Employer on or before September 30, 1983, is treated as a plan in existence on July 1, 1982.

     (D) Defined contribution fraction - A fraction, the numerator of which is the sum of the annual additions to the Participant's account under all the defined contribution plans (whether or not terminated) maintained by the Employer for the current and all prior limitation years

         (including the annual additions attributable to the Participant's non-deductible Employee contributions to all defined benefit plans, whether or not terminated, maintained by the Employer, and the annual additions attributable to all welfare benefit funds, as defined in section 419(e) of the Code, maintained by the Employer), and the denominator of which is the sum of the maximum aggregate amounts for the current and all prior limitation Years of Service with the Employer (regardless of whether a defined contribution plan was maintained by the Employer). The maximum aggregate amount in any limitation year is the lesser of 125 percent of the dollar limitation in effect under section 415(c)(1)(A) of the Code or 35 percent of the Participant's Compensation for such year.

         If the Employee was a Participant in one or more defined contribution plans maintained by the Employer which were in existence on July 1, 1982, the numerator of this fraction will be adjusted if the sum of this fraction and the defined benefit fraction would otherwise exceed
         1.0 under the terms of this Plan. Under the adjustment, an amount equal to the product of (a) the excess of the sum of the fractions over 1.0 times (b) the denominator of this fraction, will be permanently subtracted from the numerator of this fraction. The adjustment is calculated using the fractions as they would be computed as of the later of September 30, 1983, or the end of the last limitation year beginning before January 1, 1983. This adjustment also will be made if at the end of the last limitation year beginning before January 1, 1984, the sum of the fractions exceeds 1.0 because of accruals or additions that were made before the limitations of this Article became effective to any plans of the Employer in existence on July 1, 1982. For purposes of this paragraph, a master or prototype plan with an opinion letter issued before January 1, 1983, which is adopted by the Employer on or before September 30, 1983, is treated as a plan in existence on July 1, 1982.

     (E) Employer - The Employer that adopts this Plan, and all members of a controlled group of corporations (as defined in section 414(b) of the Internal Revenue Code as modified by section 415(h)), all commonly controlled trades or businesses (as defined in section 414(c) as modified by section 415(h)) or affiliated service groups (as defined in section 414(m)) of which the adopting Employer is a part.

     (F) Excess amount - The excess of the Participant's annual additions for the limitation year over the maximum permissible amount.

     (G) Highest average compensation - The average Compensation for the three consecutive Years of Service with the Employer that produces the highest average. A Year of Service with the Employer is the 12-consecutive month period as defined in Article II of this Plan.

     (H) Limitation year - A calendar year, or the 12-consecutive month period elected by the Employer in section 12 of the Adoption
         Agreement. All qualified plans maintained by the Employer must use the same limitation year. If the limitation year is amended to a different 12-consecutive month period, the new limitation year must begin on a date within the limitation year in which the amendment is made.

     (I) Master or prototype plan - A plan the form of which is the subject of a favorable opinion letter from the Internal Revenue Service.

     (J) Maximum permissible amount - The lesser of $30,000 (or, beginning January 1, 1988, such larger amount determined by the Commissioner for the limitation year) or 25 percent of the Participant's Compensation for the limitation year. If a short limitation year is created because of an amendment changing the limitation year to a different 12-consecutive month period, the maximum permissible amount will not exceed $30,000 multiplied by the following fraction:

         Number of months in the short limitation year

                               12

     (K) Projected annual benefit - The annual retirement benefit (adjusted to an actuarially equivalent straight life annuity if such benefit is expressed in a form other than a straight life annuity or qualified joint and survivor annuity) to which the Participant would be entitled under the terms of the Plan assuming:

             (a) the Participant will continue employment until Normal Retirement Age under the Plan (or current age, if later), and

             (b) the Participant's Compensation for the current limitation year and all other relevant factors used to determine benefits under the Plan will remain constant for all future limitation years.

ARTICLE VI - TOP HEAVY PROVISIONS

     If the Plan is or becomes top-heavy in any Plan Year beginning after December 31, 1983, the provisions of this Article VI will supersede any conflicting provisions in the Plan or Adoption Agreement.

1. Top-Heavy Definitions

          (i) Key employee: Any employee or former Employee (and the beneficiaries of such Employee) who at any time during the determination period was an officer of the Employer if such individual's annual compensation exceeds 150 percent of the dollar limitation under section 415(c)(1)(A) of the Code, an owner (or considered an owner under section 318 of the Code) of one of the ten largest interests in the Employer if such individual's compensation exceeds 100 percent of such dollar limitation, a 5-percent owner of the Employer, or a 1-percent owner of the Employer who has an annual compensation of more than $150,000. The determination period is the Plan Year containing the determination date and the 4 preceding Plan Years.

     The determination of who is a key employee will be made in accordance with section 416(i)(1) of the Code and the regulations thereunder.

          (ii) Determination date: For any Plan Year subsequent to the first Plan Year, the last day of the preceding Plan Year. For the first Plan Year of the Plan, the last day of that year.

2. Minimum Allocation

          (i) Except as otherwise provided in (iii) below, the Employer contributions and forfeitures allocated on behalf of any Participant who is not a key Employee shall not be less than the lesser of three percent of such Participant's compensation or in the case where the Employer has no defined benefit plan which designates this plan to satisfy section 401 of the Code, the largest percentage of Employer contributions and forfeitures, as a percentage of the first $200,000 of the key Employee's compensation, allocated on behalf of any key Employee of that year. The minimum allocation is determined without regard to any Social Security contribution. This minimum allocation shall be made even though, under other Plan provisions, the Participant would not otherwise be entitled to receive an allocation, or would have received a lesser allocation for the year because of (i) the Participant's failure to complete 1,000 Hours of Service (or any equivalent provided in the Plan), or (ii) the Participant's failure to make mandatory Employee contributions to the Plan, or (iii) compensation less than a stated amount.

          (ii) For purposes of computing the minimum allocation, compensation will mean compensation as defined in section 9B of the Adoption Agreement.

          (iii) The provision in (i) above shall not apply to any Participant who was not employed by the Employer on the last day of the Plan Year.

3.   Compensation Limitation

     For any Plan Year, only the first $200,000 (or such larger amount as may be prescribed by the Secretary or his delegate) of a Participant's annual compensation shall be taken into account for purposes of determining Employer contributions under the Plan.

ARTICLE VII - JOINT AND SURVIVOR ANNUITY REQUIREMENTS

1. The provisions of this Article shall take precedence over any conflicting provision in this Plan.

     The provisions of this Article shall apply to any Participant who is credited with at least one Hour of Service with the Employer on or after August 23, 1984, and such other Participants as provided in section 6.

2.   Qualified Joint and Survivor Annuity.

     Unless an optional form of benefit is selected pursuant to a qualified election within the 90-day period ending on the date benefit payments would commence, a married Participant's vested account balance will be paid in the form of a qualified joint and survivor annuity and an unmarried Participant's vested account balance will be paid in the form of a life annuity.

3.   Qualified Preretirement Survivor Annuity.

     Unless an optional form of benefit has been selected within the election period pursuant to a qualified election, if a Participant dies before benefits have commenced then the Participant's vested account balance shall be applied toward the purchase of an annuity for the life of the surviving spouse. The surviving spouse may elect to have such annuity distributed immediately.

4.   Definitions.

     (A) Election period: The period which begins on the first day of the Plan Year in which the Participant attains age 35 and ends on the date of the Participant's death. If a Participant separates from service prior to the first day of the Plan Year in which age 35 is attained, with respect to the account balance as of the date of separation, the election period shall begin on the date of separation.

(B) Earliest retirement age: The earliest date on which, under the Plan, the Participant could elect to receive retirement benefits.

(C) Qualified election: A waiver of a qualified joint and survivor annuity or a qualified preretirement survivor annuity. The waiver must be in writing and must be consented to by the Participant's spouse. The spouse's consent to a waiver must be witnessed by a Plan representative or notary public and must be limited to a benefit for a specific alternate beneficiary. Notwithstanding this consent requirement, if the Participant establishes to the satisfaction of a Plan representative that such written consent may not be obtained because there is no spouse or the spouse cannot be located, a waiver will be deemed a qualified election. Any consent necessary under this provision will not be valid with respect to any other spouse. Additionally, a revocation of a prior waiver may be made by a Participant without the consent of the spouse at any time before the commencement of benefits. The number of revocations shall not be limited. Any new waiver or change of beneficiary will require a new spousal consent.

(D) Qualified joint and survivor annuity: An annuity for the life of the Participant with a survivor annuity for the life of the spouse which is not less than 50 percent and not more than 100 percent of the amount of the annuity which is payable during the joint lives of the Participant and the spouse and which is the amount of benefit which can be purchased with the Participant's vested account balance. The percentage of the survivor annuity will be as elected by the Participant. If no election has been made, the percentage will be as specified in the Adoption Agreement.

(E) Spouse (surviving spouse): The spouse or surviving spouse of the Participant, provided that a former spouse will be treated as the spouse or surviving spouse to the extent provided under a qualified domestic relations order as described in section 414(p) of the Code.

5.   Notice Requirement.

(A) In the case of a qualified joint and survivor annuity as described in section 2 of this Article, the Plan administrator shall provide each Participant within a reasonable period prior to the commencement of benefits a written explanation of: (i) the terms and conditions of a qualified joint and survivor annuity; (ii) the Participant's right to make and the effect of an election to waive the qualified joint and survivor annuity form of benefit; (iii) the rights of a Participant's spouse; and (iv) the right to make, and the effect of, a revocation of a previous election to waive the qualified joint and survivor annuity.

(B)  In the case of a qualified preretirement survivor annuity as described in section 3 of this Article, the Plan administrator shall provide each Participant within the period beginning on the first day of the Plan Year in which the Participant attains age 32 and ending with the close of the Plan Year in which the Participant attains age 35, a written explanation of the qualified preretirement survivor annuity in such terms and in such manner as would be comparable to the explanation provided for meeting the requirements of section 5A applicable to a qualified joint and survivor annuity.

     If a Participant enters the Plan after the first day of the Plan Year in which the Participant attained age 32, the Plan administrator shall provide notice no later than the close of the third Plan Year succeeding the entry of the Participant in the Plan.

(C) Notwithstanding the other requirements of this section 5, the respective notices prescribed by this section need not be given to a participant if his plan "fully subsidizes" the costs of a qualified joint and survivor annuity or qualified preretirement survivor annuity and the Participant cannot elect another form of benefit. For purposes of this section 5C, a plan fully subsidizes the costs of a benefit if under the plan the failure to waive such benefit by a Participant would not result in a decrease in any plan benefit with respect to such Participant and would not result in increased contributions from the Participant.

6. Transitional Rules.

(A) Any living Participant not receiving benefits on August 23, 1984, who would otherwise not receive the benefits prescribed by the previous sections of this Article must be given the opportunity to elect to have the prior sections of this Article apply if such Participant is credited with at least one Hour of Service under this Plan or a predecessor plan in a Plan Year beginning on or after January 1, 1976, and such Participant had at least 10 years of vesting service when he or she separated from service.

(B) Any living Participant not receiving benefits on August 23, 1984, who was credited with at least one Hour of Service under this Plan or a predecessor plan on or after September 2, 1974, and who is not otherwise credited with any service in a Plan Year beginning on or after January 1, 1976, must be given the opportunity to have his or her benefits paid in accordance with section 6D of this Article.

(C) The respective opportunities to elect (as described in sections 6A and 6B above) must be afforded to the appropriate Participants during the period commencing on August 23, 1984, and ending on the date benefits would otherwise commence to said Participants.

(D) Any Participant who has elected pursuant to section 6B of this Article and any Participant who does not elect under section 6A or who meets the requirements of section 6A except that such Participant does not have at least 10 years of vesting service when he or she separates from service, shall have his or her benefits distributed in accordance with all of the following requirements if benefits would have been payable in the form of a life annuity:

          (a) Automatic joint and survivor annuity. If benefits in the form of a life annuity become payable to a married Participant who:

              (1) begins to receive payments under the Plan on or after normal retirement age; or

              (2) dies on or after normal retirement age while still working for the Employer; or

              (3) begins to receive payments on or after the qualified early retirement age; or

              (4) separates from service on or after attaining normal retirement age (or the qualified early retirement age) and after satisfying the eligibility requirements for the payment of benefits under the Plan and thereafter dies before beginning to receive such benefits;

     then such benefits will be received under this Plan in the form of a qualified joint and survivor annuity, unless the Participant has elected otherwise during the election period. The election period must begin at least 6 months before the Participant attains qualified early retirement age and end not more than 90 days before the commencement of benefits. Any election hereunder will be in writing and may be changed by the Participant at any time.

          (b) Election of early survivor annuity. A Participant who is employed after attaining the qualified early retirement age will be given the opportunity to elect, during the election period, to have a survivor annuity payable on death. If the Participant elects the survivor annuity, payments under such annuity must not be less than the payments which would have been made to the spouse under the qualified joint and survivor annuity if the Participant had retired on the day before his or her death. Any election under this provision will be in writing and may be changed by the Participant at any time. The election period begins on the later of (1) the 90th day before the Participant attains the qualified early retirement age, or (2) the date on which Participation begins, and ends on the date the Participant terminates employment.

          (c) For purposes of this section 6D

          (1) Qualified early retirement age is latest of:

               (i) the earliest date, under the Plan, on which the Participant may elect to receive retirement benefits,

               (ii) the first day of the 120th month beginning before the Participant reaches normal retirement age, or

               (iii) the date the Participant begins participation.

          (2) Qualified joint and survivor annuity is an annuity for the life of the Participant with a survivor annuity for the life of the spouse as described in section 4D of this article.

ARTICLE VIII - DISTRIBUTION REQUIREMENTS

1. Except as otherwise provided in Article VII, Joint and Survivor Annuity requirements, the requirements of this Article shall apply to any distribution of a Participant's accrued benefit.

   If the value of the Employee's vested account balance derived from Employer and Employee contributions (other than accumulated Deductible Employee Contributions) exceeds $3,500, the Employee (and his or her spouse) must consent to any distribution from such account balance in the manner provided in Article VII(4)(C) hereof.

2. Limits on Settlement Options. Distribution, if not made in a lump-sum, may only be made over one of the following periods (or a combination thereof):

          (a) the life of the Participant,

          (b) the life of the Participant and a designated beneficiary,

          (c) a period certain not extending beyond the life expectancy of the Participant, or

          (d) a period certain not extending beyond the joint and last survivor expectancy of the Participant and a designated beneficiary.

3. Minimum Amounts to be Distributed. If the Participant's entire interest is to be distributed in other than a lump-sum, then the amount to be distributed each year must be at least an amount equal to the quotient obtained by dividing the Participant's entire interest by the life expectancy of the Participant or joint and last survivor expectancy of the Participant and designated beneficiary. Life expectancy and joint and last survivor expectancy are computed by the use of the return multiples contained in section 1.72-9 of the Income Tax Regulations. For purposes of this computation, a Participant's life expectancy may be recalculated no more frequently than annually; however, the life expectancy of a nonspouse beneficiary may not be recalculated. If the Participant's spouse is not the designated beneficiary, the method of distribution selected must assure that at least 50 percent of the present value of the amount available for distribution is paid within the life expectancy of the Participant.

4. A distribution which is to be made by a single sum payment shall be made in Investment Company Shares at net asset value unless the Employer directs the Custodian to make such a single sum payment in Investment Company Shares or in cash or in any combination thereof as directed by the Employer.

5. If the distribution is to be made in installments, such installments shall be made in Investment Company Shares or in cash or in any combination thereof as directed by the Employer and shall be paid in such periodic amounts and, within the limits set forth above, over such period as the Employer shall, by notice in writing, direct the Custodian.

6.   Commencement of Benefits.

(A) Distributions to 5-percent Owners. The account balance of a 5-percent owner (as described in section 416(i) of the Code determined with respect to the Plan Year ending in the calendar year in which such individual attains age

     70 1/2) must be distributed or commence to be distributed, no later than the first day of April following the calendar year in which such individual attains age 70 1/2.

(B) Distributions to Non-5 percent Owners. Distribution to a Participant other than a 5-percent owner must commence no later than the first day of April following the calendar year in which the later of termination of employment or age 70 1/2 occurs.

(C)  Disability.

     Notwithstanding the foregoing, if a Participant should become disabled, the amount credited to his account will be distributed to him commencing not later than the 60th day after the close of the Plan Year in which the disability occurs. Disability, for purposes of this Plan, is as defined in
     Article II(3) hereof.

D.  Designation of Beneficiary.

     Each participant shall have the right by written notice to the Employer to designate or to change a beneficiary to receive any benefit to which such Participant may be entitled in the event of his death prior to the complete distribution of such benefit. If no such designation is in effect on a Participant's death, his beneficiary shall be his estate; or, if no executor or administrator is appointed within six (6) months after the Participant's death, his beneficiary shall be such one or more of the Participant's spouse, blood relatives or dependents, as the state may designate.

7.   Death Distribution Provisions.

Upon the death of the Participant, the following distribution provisions shall take effect:

(A) If the Participant dies after distribution of his or her interest has commenced, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Participant's death.

(B) If the Participant dies before distribution of his or her interest commences, the Participant's entire interest will be distributed no later than 5 years after the Participant's death except to the extent that an election is made to receive distributions in accordance with (a) or (b) below:

          (a) if any portion of the Participant's interest is payable to a designated beneficiary, distributions may be made in substantially equal installments over the life or life expectancy of the designated beneficiary commencing no later than 1 year after the Participant's death;

          (b) if the designated beneficiary is the Participant's surviving spouse, the date distributions are required to begin in accordance with (a) above shall not be earlier than the date on which the Participant would have attained age 70 1/2, and, if the spouse dies before payments begin, subsequent distributions shall be made as if the spouse had been the Participant.

(C) For purposes of section 7B above, payments will be calculated by use of the return multiples specified in section 1.72-9 of the regulations. Life expectancy of a surviving spouse may be recalculated annually. In the case of any other designated beneficiary, life expectancy will be calculated at the time payment first commences and payments for any 12-consecutive month period will be based on such life expectancy minus the number of whole years passed since distribution first commenced.

(D) The Employer shall have the responsibility of determining and directing all distributions hereunder, and all such distributions shall be made in a uniform and nondiscriminatory manner.

(E) For purposes of this section 7, any amount paid to a child of the Participant will be treated as if it had been paid to the surviving spouse if the amount becomes payable to the surviving spouse when the child reaches the age of majority.

8. Transitional Rule.

(A) Notwithstanding the other requirements of this Article and subject to the requirements of Article VII, Joint and Survivor Annuity Requirements, distribution on behalf of any Employee, including a 5-percent owner, may be made in accordance with all of the following requirements (regardless of when such distribution commences):

          (a) The distribution by the trust is one which would not have disqualified such trust under section 401(a)(9) of the Internal Revenue Code as in effect prior to amendment by the Deficit Reduction Act of 1984.

          (b) The distribution is in accordance with a method of distribution designated by the Employee whose interest in the trust is being distributed or, if the Employee is deceased, by a beneficiary of such Employee.

          (c) Such designation was in writing, was signed by the Employee or the beneficiary, and was made before January 1, 1984.

          (d) The Employee had accrued a benefit under the Plan as of December 31, 1983.

          (e) The method of distribution designated by the Employee or the beneficiary specifies the time at which distribution will commence, the period over which distributions will be made, and in the case of any distribution upon the Employee's death, the beneficiaries of the Employee listed in order of priority.

 (B) A distribution upon death will not be covered by this transitional rule unless the information in the designation contains the required information described above with respect to the distributions to be made upon the death of the Employee.

 (C) For any distribution which commences before January 1, 1984, but continues after December 31, 1983, the Employee, or the beneficiary, to whom such distribution is being made, will be presumed to have designated the method of distribution under which the distribution is being made if the method of distribution was specified in writing and the distribution satisfies the requirements in subsections 8A(a) and 8A(e).

 (D) If a designation is revoked, any subsequent distribution must satisfy the requirement of section 401(a)(9) as amended. Any changes in the designation will be considered to be a revocation of the designation. However, the mere substitution or addition of another beneficiary (one not named in the designation) under the designation will not be considered to be a revocation of the designation, so long as such substitution or addition does not alter the period over which distributions are to be made under the designation, directly or indirectly (for example, by altering the relevant measuring life).

ARTICLE IX - CUSTODIAL ACCOUNTS

All contributions under the Plan shall be paid over to Custodial Accounts to be maintained by the Employer with a Custodian. The Custodial Agreement pursuant to which such accounts are maintained and which shall constitute a part of this Plan, shall provide as follows:

 (a) That the investment of all funds in such accounts, including all earnings, shall be made solely in Investment Company Shares, except that, as provided in Section 6 of Article IV, the funds may be held by Sentry Equity Services, Inc. in a special customer bank account until the minimum specified therein for investment is attained, and

     (b) That the shareholder of record of all such Investment Company Shares shall be the Custodian or its nominee.

The Participants shall be the beneficial owners of all such stock held in the Custodial Accounts.

ARTICLE X - AMENDMENT AND TERMINATION

1. Sentry may at any time and from time to time, amend or terminate the Plan in whole or in part, including retroactive amendments, by delivering to the Employer and to the Custodian a signed written copy of such modification, amendment or termination; provided, however, (a) Sentry shall have no power to amend or terminate the Plan in any such manner as would cause or permit any part of the assets in the Custodial Accounts to be diverted to purposes other than for the exclusive benefit of Participants or their beneficiaries, or as would cause or permit any portion of such assets to revert to or to become the property of the Employer, and (b) Sentry shall not have the right to modify or amend the Plan retroactively in such a manner as to deprive any Participants, or their beneficiaries of any benefit to which they were entitled under the Plan by reason of contributions made by the Employer prior to the modification or amendment, unless such modification or amendment is necessary to conform the Plan to, or satisfy the conditions of, any law, governmental regulation or rule, and to permit the Plan and the Custodial Accounts to meet the requirements of the Internal Revenue Code, or any similar statutes enacted in lieu thereof or as a supplement thereto and to maintain qualification of the Plan.

2. If the Plan's vesting schedule is amended, or the Plan is amended in any way that directly or indirectly affects the computation of the Participant's nonforfeitable percentage, each Participant with at least 5 years of service with the Employer may elect, within a reasonable period after the adoption of the amendment or change, to have the nonforfeitable percentage computed under the Plan without regard to such amendment or change.

    The period during which the election may be made shall commence with the date the amendment is adopted or deemed to be made and shall end on the latest of:

          (1) 60 days after the amendment is adopted;

          (2) 60 days after the amendment becomes effective; or

          (3) 60 days after the Participant is issued written notice of the amendment by the Employer or Plan administrator.

3. No amendment to the Plan shall decrease a Participant's account balance or eliminate an optional form of distribution. Notwithstanding the preceding sentence, a Participant's account balance may be reduced to the extent permitted under section 412(c)(8) of the Code. Furthermore, no amendment to the Plan shall have the effect of decreasing a Participant's vested interest determined without regard to such amendment as of the later of the date such amendment is adopted or the date it becomes effective.

   An adopting Employer may amend the Plan by adding overriding Plan language to the Adoption Agreement where such language is necessary to satisfy section 415 or 416 because of the required aggregation of multiple plans under these sections. An adopting Employer may amend the Plan by adding language to allow the Plan to operate under a waiver of the minimum funding requirement.

   Except for (i) changes to the choice of options in the Adoption Agreement,
   (ii) amendments stated in the Adoption Agreement which allow the Plan to satisfy section 415 or to avoid duplication of minimums under section 416 of the Code because of the required aggregation of multiple plans, or (iii) amendments stated in the Adoption Agreement which allow the Plan to operate under a waiver of the minimum funding requirement, if the adopting Employer amends the Plan or nonelective portions of the Adoption Agreement, it will no longer participate in the master or prototype plan, but will be considered to have an individually designed plan.

4. The Employer shall have the right to change any election in the Adoption Agreement by notice in writing to Sentry but such right may be exercised only once in each Plan Year. Any other amendment to the Plan by the Employer will subject the Plan to individual plan qualification, and loss of qualification under this Plan. If any Employer's Plan becomes thus disqualified, for this or for any other reason, the funds for his Plan shall be within 30 days segregated from the funds of any other plans.

5. The Plan shall terminate upon the death of the Employer, if the Employer is a sole proprietorship, or upon notice of the termination of the partnership if the Employer is a partnership, unless in either case provision is made by a successor to the business of the Employer for the continuation of this Plan and the Custodial Agreement, provided that such continuation is approved by the Custodian.

6. Upon the termination of the Plan, the Custodial Agreement shall remain in full force and effect for whatever period is necessary to complete the distribution of all assets in each Participant's Account. Subject to the requirements of Article VII hereof, any and all assets remaining in the Custodial Accounts shall be distributed by the Custodian to the Participants in accordance with the amounts credited to their respective accounts as of the date of such termination. In the event of the termination or partial termination of the Plan, the account balance of each affected Participant will be nonforfeitable. Distribution shall be in cash in one or more of the ways provided by Article VIII, as directed by the Employer. In the absence of instructions from the Employer as to the manner of distribution, such distribution shall be made as directed by the Participants, or, in the event that no such directions are received within six (6) months from the termination of the Plan, as determined by the Custodian in its sole discretion. Upon the completion of such distribution, the Custodian shall be released from all further liability with respect to all amounts so paid.

ARTICLE XI - MISCELLANEOUS

1. Status of Participants.

   Neither the establishment of the Plan and the Custodial Agreement nor any modification thereof nor the creation of any fund or account nor the payment of any benefits shall be construed as giving to any Participant or other person any legal or equitable right against the Employer, or the Custodian, except as herein provided; and in no event shall the terms of employment of any Employee or Participant be modified or in any way affected hereby.

2. Administration.

   (A) The Employer shall be the Plan's named fiduciary and, as such, shall have the authority and responsibility to control and manage the operation and administration of the Plan and its assets. The Employer may from time to time designate other persons to carry out fiduciary responsibilities under the Plan.

   (B) The Employer shall administer the Plan and perform those duties and responsibilities as expressly set forth in the Plan and any other duties consistent with the responsibilities of a plan administrator. The Employer may provide rules and regulations for administration of the Plan consistent with its terms and provisions.

   (C) The Participant's Accounts shall be valued annually within a reasonable period of time subsequent to the anniversary date of the Plan.

        (D) The Employer shall make reports to the Internal Revenue Service and the Department of Labor as may be required from time to time.

        3. Claims Procedure.

        (A) If a claim for benefits is wholly or partially denied, the Employer shall, within a reasonable period of time, but no later than 90 days after receipt of the claim, notify the claimant of the denial. Such denial (i) shall be in writing, (ii) shall be written in a manner calculated to be understood by the Participant, and (iii) shall contain the specific reason or reasons for denial of the claim, a specific reference to the pertinent Plan provisions upon which the denial is based, a description of any additional material or information necessary for the Participant to perfect the claim, along with an explanation of why such material or information is necessary, and an explanation of the Plan's claim review procedure.

        (B) Within 120 days of receipt by the Participant of the written notice of denial of the claim, or such later times as shall be deemed reasonable taking into account the nature of the benefit subject to the claim and any other attendant circumstances or if the claim has not been granted within a reasonable period of time, the Participant may file a written request with the Employer that he conduct a full and fair review of the denial of the Participant's claim for benefits, including the holding of a hearing, if deemed necessary by the reviewing party. In connection with the Participant's appeal of the denial of his benefit, the Participant may review pertinent documents and may submit issues and comments in writing.

        (C) The Employer shall deliver to the Participant a written decision on the claim promptly, but not later than 60 days, after receipt of the Participant's request for review, except that if there are special circumstances (such as the need to hold a hearing) which require an extension of time for processing, the aforesaid 60-day period shall be extended to 120 days. Such decision shall (i) be written in a manner calculated to be understood by the Participant,
            (ii) include specific reasons for the decision, and (iii) contain specific references to the pertinent Plan provisions upon which the decision is based.

         4. Allocation of Charges.

            Any income taxes or other taxes of any kind whatsoever that may be levied or assessed upon or in respect of the assets of the Plan, or the income arising therefrom, any transfer taxes incurred in connection with the investment and reinvestment of such assets, all other administrative expenses incurred by the Custodian in performance of its duties, including fees for legal services rendered to the Custodian, and the Custodian's compensation shall be paid and charged as provided in the Custodial Agreement.

     5. Conditions of Plan and Custodial Agreement.

        It is a condition of this Plan and the Custodial Agreement, that each Participant, by participating in the Plan, expressly agrees that the Participant shall look solely to the assets of the Custodial Accounts for the payment of any benefit to which he is entitled under the Plan.

     6. Inalienability of Benefits.

        No benefit or interest available hereunder will be subject to assignment or alienation, either voluntarily or involuntarily. The preceding sentence shall also apply to the creation, assignment, or recognition of a right to any benefit payable with respect to a Participant pursuant to a domestic relations order, unless such order is determined to be a qualified domestic relations order, as defined in section 414(p) of the Code, or any domestic relations order entered before January 1, 1985.

     7. Prohibition Against Diversion.

        This Plan has been entered into by the Employer for the exclusive benefit of the Participants and their beneficiaries and it shall be impossible for any part of the assets of the Plan to be used for any other purpose.

     8. Merger Restrictions.

        In the case of any merger or consolidation with, or transfer of assets or liabilities of this Plan, to any other plan, each Participant will (if the Plan then terminated) receive a benefit immediately after the merger, consolidation, or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation, or transfer (if the Plan had then terminated).

     9. Any instrument requiring the signature of the Employer shall be valid if signed by an authorized officer of the Employer.

    10. Governing Law.

        The Plan and Custodial Agreement shall be construed, administered and enforced according to the laws of the State of Wisconsin.

11. Necessity of Maintaining Qualified Status.

    If the plan of a participating Employer fails to retain its qualified status, the plan will no longer be considered as a master (prototype) plan.

12. Segregation of Assets in a Master Trust.

    If the plan of a participating Employer fails to retain its qualified status, the assets of the Employer's plan must be segregated from the master trust.

13. Except as provided in Article V, section 14E, all Employees of all corporations which are members of a controlled group of corporations (as defined in section 414(b) of the Code) and all Employees of all trades or businesses (whether or not incorporated) which are under common control (as defined in section 414(c)) will be treated as employed by a single Employer.

14. All Employees of all members of an affiliated service group (as defined in section 414(m) of the Code) will be treated as employed by a single Employer.

15. Any leased Employee shall be treated as an Employee of the recipient Employer; however, contributions or benefits provided by the leasing organization which are attributable to services performed for the recipient Employer shall be treated as provided by the recipient Employer. The preceding sentence shall not apply to any leased Employee if such Employee is covered by a money purchase pension plan providing: (1) a nonintegrated Employer contribution rate of at least 7 1/2 percent of compensation, (2) immediate participation, and (3) full and immediate vesting. For purposes of this paragraph, the term "leased employee" means any person (other than an employee of the recipient) who pursuant to an agreement between the recipient and any other person ("leasing organization") has performed services for the recipient (or for the employer and related persons determined in accordance with section 414(n)(6) of the Code) on a substantially full time basis for a period of at least one year and such services are of a type historically performed by employees in the business field of the recipient employer.

16. If this Plan provides contributions or benefits for one or more owner-employees who control both the business for which this Plan is established and one or more other trades or businesses, this Plan and the plan established for other trades or businesses must, when looked at as a single plan, satisfy sections 401(a) and (d) for the Employees of this and all other trades or businesses.

        If the Plan provides contributions or benefits for one or more owner-employees who control one or more other trades or businesses, the employees of the other trades or businesses must be included in a plan which satisfies sections 401(a) and (d) and which provides contributions and benefits not less favorable than provided for owner-employees under this Plan.

        If an individual is covered as an owner-employee under the plans of two or more trades or businesses which are not controlled and the individual controls a trade or business, then the contributions or benefits of the employees under the plan of the trades or businesses which are controlled must be as favorable as those provided for him under the most favorable plan of the trade or business which is not controlled.

        For purposes of the preceding paragraphs, an owner-employee, or two or more owner-employees, will be considered to control a trade or business if the owner-employee, or two or more owner-employees together:

                (1) own the entire interest in an unincorporated trade or
                    business or;

                (2) in the case of a partnership, own more than 50 percent of either the capital interest or the profits interest in the partnership.

        For purposes of the preceding sentence, an owner-employee, or two or more owner-employees shall be treated as owning any interest in a partnership which is owned, directly or indirectly, by a partnership which such owner-employee, or such two or more owner-employees, are considered to control within the meaning of the preceding sentence.

    17. Any annuity contract distributed herefrom must be nontransferable.